EXHIBIT 99.1

Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Jerry Holloway/Leann Vandergrift Media Relations 949.349.7411/7420

949.349.2000 tel	Lila Churney
949.349.5014 fax	Investor Relations
949.349.3909 tel
949.349.5375 fax

News Release

FLUOR REPORTS CONTINUED GROWTH IN
NEW AWARDS AND BACKLOG IN THIRD QUARTER RESULTS

ALISO VIEJO, Calif. – October 27, 2004 – Fluor Corporation (NYSE: FLR) today announced net earnings for its third quarter ended September 30, 2004 of $47.3 million, or 57 cents per share, compared with net earnings in the third quarter last year of $44.1 million, or 55 cents per share. Revenues increased 11 percent to $2.4 billion from $2.1 billion a year ago.

     New project awards in the third quarter increased 18 percent to $3.2 billion compared with $2.7 billion in the same quarter of 2003, continuing the trend of strong new bookings experienced throughout the first half of the year. New awards in the quarter were distributed broadly across the Industrial & Infrastructure, Oil & Gas, and Government segments, and included the annual booking for Fluor’s two major ongoing Department of Energy projects. Consolidated backlog grew 33 percent to $13.7 billion, compared with $10.3 billion a year ago, and up from $12.9 billion at the end of the second quarter.

     “Fluor’s backlog continues to build as the global economy improves and capital spending strengthens,” said Chairman and Chief Executive Officer Alan Boeckmann. “This quarter again reflects the benefit of our market diversity. While the power market is clearly hitting the bottom of its cycle, the majority of Fluor’s markets are strong, and continue to support our positive outlook for further growth.”

     Consolidated operating profit in the third quarter was $95.5 million, compared with $97.5 million a year ago. Fluor’s operating margin in the quarter was 4.0 percent compared with 4.6 percent last year.

     Corporate G&A was $23.7 million compared with $33.5 million in the third quarter of 2003. This quarter included a gain of $5.5 million related to the final disposal of a residual interest in a property sold by the company in 1985, and the net effect of several adjustments related to currency translation and certain accruals. Fluor’s financial condition remains strong, with cash and securities of $562 million at the end of the quarter compared with $595 million at the end of the second quarter.

Business Outlook

     The positive outlook for expanding business prospects across Fluor’s markets is reflected in the strong level of new awards and backlog growth achieved throughout the first nine months of the year. Although the timing of major new project awards is difficult to predict, the company continues to anticipate further growth in backlog, driven by ongoing investment and rising capital spending in key markets.

     Based on year-to-date performance, including the expected sharp decline in Power, 2004 earnings will be relatively flat. Considering the continuing uncertainties regarding the level and pace of Iraq reconstruction activity, which has slowed in recent months, the company’s earnings guidance for 2004 is now in the range of $2.15 to $2.25 per share.

     Looking ahead, strong new awards in 2004 combined with continuing broad-based expansion in backlog have set the stage for renewed earnings growth in 2005. The company continues to caution investors regarding the lag time inherent in translating rising backlog into earnings growth during the early stages of project execution. Given the variability associated with the timing of major new awards and the pace of project execution, the company’s initial guidance for 2005 is a range of $2.30 to $2.60 per share.

Business Segments

     Fluor’s Oil & Gas segment reported operating profit of $45.1 million, an increase of 63 percent compared with $27.7 million in the third quarter a year ago. Revenues increased 74 percent to $965 million from $555 million last year. Operating margin in the quarter was 4.7 percent compared with 5.0 percent a year ago. The strong third quarter operating profit for the Oil & Gas segment reflects increased work performed and was enhanced by good progress and transition to field activities on two major international projects. Quarterly operating margin can vary depending on the overall project mix and types of services being performed.

     Quarterly operating profit for the Industrial & Infrastructure segment was $16.8 million, down 9 percent from $18.4 million in the third quarter last year. Revenues declined 16 percent to $557 million from $664 million a year ago, primarily reflecting the residual impact of a lower level of new awards and backlog in the second half of last year, along with slower startup of certain new projects. Operating margin for the quarter was 3.0 percent compared with 2.8 percent last year. The quarterly operating profit and margin included a modest net negative impact for a provision taken on an estimated project loss, partially offset by favorable resolution of a project related dispute.

     Fluor’s Government segment posted another strong quarter, increasing operating profit by 54 percent to $18.2 million, compared with $11.8 million in the third quarter a year ago. Revenues increased 31 percent to $530 million, up from $403 million in the same quarter last year. The year-over-year improvement in profits and revenues is primarily related to reconstruction activity in Iraq, which had not yet begun in the year ago period. Operating margin for the third quarter was 3.5 percent, up from 2.9 percent in the same quarter of 2003, primarily due to strong progress and performance on Department of Energy projects.

     Operating profit for Fluor’s Global Services segment was $25.5 million, an increase of 35 percent, compared with $18.9 million in the third quarter a year ago. The profit improvement is due primarily to higher levels of procurement and increased temporary staffing services, driven by overall growth in Fluor’s work performed. Revenues increased 19 percent to $280 million from $235 million last year, primarily driven by the company’s Operations & Maintenance business. The operating margin in the quarter was 9.1 percent compared with 8.1 percent last year.

     Fluor’s Power segment reported an operating loss of $10.1 million compared with an operating profit of $20.7 million in the third quarter a year ago. Revenues declined 88 percent to $32 million from $264 million last year. The expected decline in Power results in the second half of this year was further impacted this quarter by costs associated with the startup and commissioning of a waste-coal power plant, caused by unanticipated problems in the fuel mix preparation process, which are being corrected.

Results for the Nine Months

     Earnings from continuing operations and net earnings for the first nine months of 2004 were $138.8 million, or $1.68 per share. Earnings from continuing operations for the same period in 2003 were $128.0 million, or $1.60 per share. Including the impact from discontinued operations and the cumulative effect of the change in accounting principle recorded in the first quarter, Fluor’s net earnings through the first nine months of 2003 were $106.0 million, or $1.32 per share. Revenues for the 2004 nine-month period were $6.6 billion compared with $6.4 billion in 2003.

Third Quarter Conference Call

     Fluor will host a conference call at 5:30 a.m. Pacific Daylight Time on Thursday, October 28, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.

About Fluor Corporation

     Fluor provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, Calif., Fluor is a FORTUNE 500 company with revenues of nearly $9 billion in 2003. For more information, visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the expected performance of the Company’s business and growth in markets which the Company serves, the anticipated growth in the Company’s backlog and the outlook for expanding business prospects across the Company’s markets. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected earning levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; the Company’s ability to successfully identify and integrate acquisitions; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 15, 2004. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

THREE MONTHS ENDED SEPTEMBER 30	2004	2003
Revenues	$2,362.7	$2,120.8
Costs and Expenses:
Cost of Revenues	2,267.2	2,023.3
Corporate G&A	23.7	33.5
Net Interest Income	(1.1)	(1.1)

Total Costs and Expenses	2,289.8	2,055.7

Earnings before Income Taxes	72.9	65.1
Income Tax Expense	25.6	21.0

Net Earnings	$47.3	$44.1

Basic Earnings per Share
Net Earnings	.58	.55
Weighted Average Shares	81.8	79.9
Diluted Earnings per Share
Net Earnings	.57	.55
Weighted Average Shares	83.1	80.6
New Awards	$3,225.4	$2,736.4
Backlog	$13,745.9	$10,303.8
Work Performed	$2,312.6	$2,079.4

NINE MONTHS ENDED SEPTEMBER 30	2004	2003
Revenues	$6,640.4	$6,441.2
Costs and Expenses:
Cost of Revenues	6,346.4	6,149.9
Corporate G&A	84.5	101.6
Net Interest Income	(1.0)	(2.1)

Total Costs and Expenses	6,429.9	6,249.4

Earnings from Continuing Operations before Income Taxes	210.5	191.8
Income Tax Expense	71.7	63.8

Earnings from Continuing Operations	138.8	128.0
Loss from Discontinued Operations	—	(11.6)
Cumulative Effect of Change in Accounting Principle	—	(10.4)

Net Earnings	$138.8	$106.0

Basic Earnings (Loss) per Share
Earnings from Continuing Operations	$1.71	$1.61
Loss from Discontinued Operations	.00	(.15)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	1.71	1.33
Weighted Average Shares	81.3	79.6
Diluted Earnings (Loss) per Share
Earnings from Continuing Operations	$1.68	$1.60
Loss from Discontinued Operations	.00	(.15)
Cumulative Effect of Change in Accounting Principle	.00	(.13)
Net Earnings	1.68	1.32
Weighted Average Shares	82.6	80.2
New Awards	$9,659.6	7,622.6
Backlog	$13,745.9	$10,303.8
Work Performed	$6,498.9	$6,319.6

FLUOR CORPORATION

SELECTED BALANCE SHEET ITEMS (Unaudited)

($ in millions, except per share amounts)
	SEPTEMBER 30, 2004	DECEMBER 31, 2003
Cash and Cash Equivalents	$561.5	$496.5
Total Current Assets	2,573.7	2,213.6
Total Assets	3,768.4	3,449.5
Total Short-Term Debt	—	221.5
Total Current Liabilities	1,707.2	1,829.1
Long-term Debt	347.6	44.7
Shareholders’ Equity	1,228.4	1,081.5
Total Debt to Capitalization %	22.1%	19.7%
Shareholders’ Equity Per Share	$14.66	$13.17

OTHER ITEMS (Unaudited)

($ in millions)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Depreciation **	$20.8	$19.4	$63.5	$59.9
Capital Expenditures **	26.4	19.2	68.8	47.6

**	Continuing operations only.

BUSINESS SEGMENT FINANCIAL REVIEW (Unaudited)

($ in millions)
THREE MONTHS ENDED SEPTEMBER 30	2004		2003
Revenues
Oil & Gas	$965.1		$555.0
Industrial & Infrastructure	556.7		663.7
Government	529.7		403.3
Global Services	279.5		235.1
Power	31.7		263.7

Total revenues	$2,362.7		$2,120.8

Operating Profit / Margin %	$	%	$	%
Oil & Gas	$45.1	4.7	$27.7	5.0
Industrial & Infrastructure	16.8	3.0	18.4	2.8
Government	18.2	3.5	11.8	2.9
Global Services	25.5	9.1	18.9	8.1
Power	(10.1)	(32.0)	20.7	7.8

Total operating profit / margin %	$95.5	4.0	$97.5	4.6

NINE MONTHS ENDED SEPTEMBER 30	2004		2003
Revenues
Oil & Gas	$2,274.0		$1,938.4
Industrial & Infrastructure	1,519.3		1,985.5
Government	1,698.7		1,088.7
Global Services	896.9		824.2
Power	251.5		604.4

Total revenues	$6,640.4		$6,441.2

Operating Profit / Margin %	$	%	$	%
Oil & Gas	$102.6	4.5	$85.1	4.4
Industrial & Infrastructure	42.3	2.8	44.9	2.3
Government	63.5	3.7	32.4	3.0
Global Services	68.8	7.7	69.1	8.4
Power	16.8	6.7	59.8	9.9

Total operating profit / margin %	$294.0	4.4	$291.3	4.5

FLUOR CORPORATION
Supplemental Fact Sheet

NEW AWARDS
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2004		2003		% Chg
Oil & Gas	$612	19%	$398	14%	54%
Industrial & Infrastructure	1,133	35%	696	25%	63%
Government	1,197	37%	1,166	43%	3%
Global Services	274	9%	267	10%	3%
Power	9	0%	210	8%	-96%

TOTAL NEW AWARDS	$3,225	100%	$2,737	100%	18%

NINE MONTHS ENDED SEPTEMBER 30	2004		2003		% Chg
Oil & Gas	$2,858	30%	$2,934	39%	-3%
Industrial & Infrastructure	3,919	41%	2,075	27%	89%
Government	1,848	19%	1,454	19%	27%
Global Services	920	9%	844	11%	9%
Power	115	1%	316	4%	-64%

TOTAL NEW AWARDS	$9,660	100%	$7,623	100%	27%

BACKLOG TRENDS ($ in millions)

AS OF SEPTEMBER 30	2004		2003		% Chg
Oil & Gas	$4,802	35%	$3,349	33%	43%
Industrial & Infrastructure	5,240	38%	3,451	33%	52%
Government	1,688	12%	1,320	13%	28%
Global Services	1,938	14%	1,619	16%	20%
Power	78	1%	565	5%	-86%

TOTAL BACKLOG	$13,746	100%	$10,304	100%	33%

United States	$5,567	40%	$6,137	60%	-9%
The Americas	2,695	20%	1,214	12%	122%
Europe, Africa and the Middle East	4,503	33%	2,440	23%	85%
Asia Pacific	981	7%	513	5%	91%

TOTAL BACKLOG	$13,746	100%	$10,304	100%	33%